Exhibit 99.1

Polypore International, Inc. The Gibson Building 11430 N. Community House Rd, Suite 350 Charlotte, NC 28277 Tel: (704) 587-8886 investorrelations@polypore.net www.polypore.net

PRESS RELEASE

Polypore Reports Second Quarter 2012 Results

CHARLOTTE, NC – July 31, 2012 – Polypore International, Inc. (NYSE: PPO) today reported its financial results for the second quarter ended June 30, 2012.

For the second quarter:

•                  Sales were $185.8 million compared with $196.4 million in the prior-year period. Excluding the effect of foreign currency translation, sales decreased $1.5 million, or 1%.

•                  Segment Operating Income was $43.2 million compared with $54.4 million in the prior-year period. A table showing the reconciliation of Segment Operating Income to income before income taxes is included in this release.

•                  Adjusted Net Income and Adjusted EPS were $23.9 million and $0.51 per diluted share, compared with $29.4 million and $0.63 per diluted share in the prior-year period.  Net income was $20.5 million, or $0.43 per diluted share, compared with $29.5 million, or $0.63 per diluted share, in the prior-year period. A table showing the reconciliation of Adjusted Net Income and Adjusted EPS to U.S. GAAP amounts is included in this release.

“Consistent with the outlook we described earlier in the year, we experienced sequential improvement in revenue across all of our businesses in the second quarter. We also strengthened our capital structure and further enhanced our strong liquidity position by refinancing our credit agreement,” noted Robert B. Toth, President and Chief Executive Officer.

For the six months ended June 30, 2012:

•                  Sales were $359.5 million, down 6% from $382.1 million in the first six months of 2011. Excluding the effect of foreign currency translation, sales decreased $10.4 million, or 3%.

•                  Segment Operating Income was $85.1 million compared with $104.5 million in the prior-year period.

•                  Adjusted Net Income and Adjusted EPS were $46.2 million and $0.98 per diluted share, compared with $57.3 million and $1.22 per diluted share in the prior-year period.  Net income was $39.3 million, or $0.83 per diluted share, compared with $55.2 million, or $1.18 per diluted share, in the prior-year period. A table showing the reconciliation of Adjusted Net Income and Adjusted EPS to U.S. GAAP amounts is included in this release.

Adjusted EBITDA

Adjusted EBITDA was $57.3 million in the second quarter of 2012 compared with $66.8 million in the second quarter of 2011. Adjusted EBITDA for the twelve months ended June 30, 2012 was $234.7 million.  Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), as defined in Polypore’s senior secured credit agreement, is reconciled to net income in the attached table.

Energy Storage Business

Transportation and Industrial Segment

•                  Sales of lead-acid battery separators were $92.1 million compared with $97.0 million in the prior-year quarter. Excluding the effect of foreign currency translation, sales were comparable to the prior-year period.

•                  Segment Operating Income was $21.7 million and 24% of sales, compared with $26.9 million and 28% of sales for the prior-year quarter, due to the geographical mix of sales, the costs of exporting from U.S. and European facilities to meet growing demand in Asia and the costs associated with our capacity investments in China and Thailand.

Electronics and Electric Drive Vehicles (“EDVs”) Segment

•                  Sales of lithium battery separators were $47.4 million compared with $50.8 million in the prior-year quarter, primarily due to a decline in EDV sales. Compared with the first quarter of 2012, the sequential improvement was primarily due to increased sales for consumer electronics applications.

•                  Segment Operating Income was $14.5 million and 31% of sales, compared with $23.8 million and 47% of sales for the prior-year quarter. The decrease was primarily due to the lack of operating leverage from lower sales, costs associated with recent manufacturing capacity expansions, as well as the Company utilizing available capacity for process and product trials related to new technology.

Separations Media Segment

Sales were $46.3 million compared with $48.6 million in the prior-year quarter. Excluding the effect of foreign currency translation, sales increased $2.0 million, or 4%.

•                  Sales of healthcare products were $28.5 million compared with $29.9 million in the prior-year quarter. In addition to being negatively affected by foreign currency translation, sales reflected lower production at three customers who were impacted by the recent earthquakes in Italy, with the majority of that production expected to resume by the end of the third quarter.

•                  Sales of filtration and specialty products were $17.8 million compared with $18.7 million in the prior-year quarter, primarily reflecting the negative effect of foreign currency translation.

•                  Segment Operating Income was $13.0 million and 28% of sales, compared with $15.5 million and 32% of sales in the prior-year quarter. The decline was primarily due to production timing, product mix and costs associated with increased production capacity for hemodialysis membranes.

$450 Million Senior Secured Credit Agreement

In June 2012, the Company closed on a new $450 million senior secured credit agreement. The new credit agreement includes a $300 million term loan facility and a $150 million revolving credit facility, both of which mature in June 2017. At closing, the Company borrowed $300 million under the new term loan facility and $50 million under the new revolving credit facility.  Proceeds from the new credit agreement were used to repay outstanding principal and interest under the previous credit agreement and to pay loan acquisition costs.

Outlook

“We have four core businesses well-positioned for sustainable growth, as well as the step-change growth opportunity in EDV. With the majority of our capital investments completed, the Company has substantial cash generation and earnings growth potential going forward,” Toth added. “We anticipate our typical seasonality in the third quarter, yet we expect sales and earnings to improve in the second half of 2012 compared to the first half. While the level of improvement will be closely linked to the sales rate of a few high-content Electric Drive Vehicles, we have the preferred products and technology, the right customers, and the capacity in place to capitalize on market growth to deliver value over the long term.”

Conference Call

Polypore International, Inc. will hold a conference call to discuss the Company’s second quarter 2012 financial results and business outlook today, Tuesday, July 31, 2012, at 4:45 p.m. Eastern time. The number to call for this interactive teleconference is (719) 457-2731. Enter code 4072873. A replay of the conference call will be available through August 7, 2012, via telephone at (719) 457-0820. Enter code 4072873. The call will also be webcast live and archived for 30 days in the Investor Relations section of the Company’s website at http://investor.polypore.net/.

In addition, the Company filed a Current Report on Form 8-K with the Securities and Exchange Commission with Supplemental Financial Information that is located on the Company’s website.

CONTACT:

Polypore International, Inc.
Investor Relations
(704) 587-8886
investorrelations@polypore.net

Non-GAAP Supplemental Information

Adjusted EBITDA, Adjusted Net Income and Adjusted EPS (earnings per share) are non-GAAP financial measures presented in this press release as supplemental disclosures to net income and reported results.  Adjusted EBITDA is defined in our credit agreement and represents earnings before interest, taxes, depreciation and amortization and certain non-operating items, stock-based compensation and other non-cash or non-recurring charges.

We define Adjusted Net Income as income from continuing operations excluding certain items.  We define Adjusted EPS as Adjusted Net Income divided by the number of diluted shares of common stock outstanding.  The adjustments used in calculating Adjusted Net Income and

Adjusted EPS are consistent with the adjustments used in calculating Adjusted EBITDA, as defined in our credit agreement.

For more information regarding the computation of Adjusted EBITDA, Adjusted Net Income and Adjusted EPS, the reconciliation of Adjusted EBITDA to net income, Adjusted Net Income to net income and Adjusted EPS to earnings per share, please see the attached financial tables.

We present these non-GAAP financial measures because we believe that they are useful indicators of our operating performance and facilitate the comparison of results between periods.  Adjusted EBITDA is a measure used in calculating covenant compliance under the terms of our credit agreement. We also use Adjusted EBITDA to review and assess our operating performance in connection with employee incentive programs and the preparation of our annual budget and financial projections.  Adjusted Net Income and Adjusted EPS exclude amounts we do not consider part of our ongoing operating results when assessing performance and are calculated consistent with the calculation of Adjusted EBITDA.

Adjusted EBITDA, Adjusted Net Income and Adjusted EPS are not measurements of financial performance under GAAP and such financial measures should not be considered as an alternative to net income, cash flows from operating activities or other measures of performance determined in accordance with GAAP.  In addition, our calculation of these non-GAAP financial measures may not be comparable to the calculation of similarly titled measures reported by other companies.

Forward-Looking Statements

This release contains statements that are forward-looking in nature. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following: the highly competitive nature of the markets in which we sell our products; the failure to continue to develop innovative products; the loss of our customers; the vertical integration by our customers of the production of our products into their own manufacturing process; increases in prices for raw materials or the loss of key supplier contracts; our substantial indebtedness; interest rate risk related to our variable rate indebtedness; our inability to generate cash; restrictions related to the senior secured credit agreement; employee slowdowns, strikes or similar actions; product liability claims exposure; risks in connection with our operations outside the United States, including compliance with applicable anti-corruption laws; the incurrence of substantial costs to comply with, or as a result of violations of, or liabilities under, environmental laws; the failure to protect our intellectual property; the loss of senior management; the incurrence of additional debt, contingent liabilities and expenses in connection with future acquisitions; the failure to effectively integrate newly acquired operations; the absence of expected returns from the intangible assets we have recorded; the adverse impact from legal proceedings on our financial condition; and natural disasters, epidemics, terrorist acts and other events beyond our control. Additional information concerning these and other important factors can be found in Item 1A. “Risk Factors” of our most recent Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this press release. Polypore expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Polypore’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Polypore International, Inc.

Condensed consolidated statements of income

(unaudited)

(in millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011
Net sales	$185.8	$196.4	$359.5	$382.1
Cost of goods sold	115.6	108.9	218.2	215.1
Gross profit	70.2	87.5	141.3	167.0
Selling, general and administrative expenses	32.0	34.5	66.0	65.1
Operating income	38.2	53.0	75.3	101.9
Other (income) expense:
Interest expense, net	8.2	8.5	17.0	17.4
Foreign currency and other	(1.9)	(0.9)	(1.5)	0.6
Write-off of loan acquisition costs associated with refinancing of senior credit agreement	2.5	—	2.5	—
	8.8	7.6	18.0	18.0
Income before income taxes	29.4	45.4	57.3	83.9
Income taxes	8.9	15.9	18.0	28.7
Net income	$20.5	$29.5	$39.3	$55.2

Net income per share - basic	$0.44	$0.64	$0.84	$1.20

Net income per share - diluted	$0.43	$0.63	$0.83	$1.18

Weighted average shares outstanding - basic	46,533,322	46,118,266	46,515,512	45,901,893
Weighted average shares outstanding - diluted	47,207,680	47,067,552	47,211,282	46,951,121

Polypore International, Inc.

Condensed consolidated balance sheets

(in millions)

	June 30, 2012	December 31, 2011 (a)
Assets:
Cash and cash equivalents	$44.4	$92.6
Accounts receivable, net	133.5	134.0
Inventories	113.0	90.4
Other	25.4	24.8
Current assets	316.3	341.8

Property, plant and equipment, net	596.9	527.8
Goodwill	469.3	469.3
Intangibles and loan acquisition costs, net	128.1	133.6
Other	7.9	9.4
Total assets	$1,518.5	$1,481.9

Liabilities and shareholders’ equity:
Accounts payable and accrued liabilities	$83.7	$96.2
Income taxes payable	—	5.9
Current portion of debt	65.0	3.7
Current liabilities	148.7	105.8

Debt, less current portion	650.0	705.8
Other	178.3	170.9
Shareholders’ equity	541.5	499.4
Total liabilities and shareholders’ equity	$1,518.5	$1,481.9

(a) Derived from audited consolidated financial statements.

Polypore International, Inc.

Condensed consolidated statements of cash flows

(unaudited, in millions)

	Six Months Ended
	June 30, 2012	July 2, 2011
Operating activities:
Net income	$39.3	$55.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	27.5	24.5
Stock-based compensation	8.4	2.1
Deferred income taxes	8.7	15.3
Write-off of loan acquisition costs associated with refinancing of senior credit agreement	2.5	—
Other	1.5	1.9
Changes in operating assets and liabilities	(41.1)	(29.1)
Net cash provided by operating activities	46.8	69.9
Investing activities:
Purchases of property, plant and equipment, net	(95.3)	(70.9)
Net cash used in investing activities	(95.3)	(70.9)
Financing activities:
Proceeds from new senior credit agreement	350.0	—
Principal payments in connection with refinancing of senior credit agreement	(342.3)	—
Principal payments on debt	(0.9)	(2.7)
Loan acquisition costs	(6.0)	(0.5)
Proceeds from stock option exercises	0.5	5.0
Other	(0.1)	0.5
Net cash provided by financing activities	1.2	2.3
Effect of exchange rate changes on cash and cash equivalents	(0.9)	4.5
Net increase (decrease) in cash and cash equivalents	(48.2)	5.8
Cash and cash equivalents at beginning of period	92.6	90.0
Cash and cash equivalents at end of period	$44.4	$95.8

Polypore International, Inc.

Supplemental Information

Reconciliation of Adjusted EBITDA

(unaudited, in millions)

	Three Months Ended		Twelve Months Ended
	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011
Net income	$20.5	$29.5	$89.3	$85.3
Add:
Depreciation and amortization expense	13.9	12.5	54.3	48.5
Interest expense, net	8.2	8.5	34.0	40.8
Income taxes	8.9	15.9	41.2	41.9
EBITDA	51.5	66.4	218.8	216.5
Adjustments:
Stock-based compensation	4.2	1.1	15.7	3.3
Foreign currency (gain) loss	(1.7)	(1.0)	(3.8)	0.9
Loss on disposal of property, plant and equipment	0.6	—	1.1	1.2
Costs related to the FTC litigation	0.2	0.3	0.3	1.0
Write-off of loan acquisition costs associated with refinancing of senior credit agreement	2.5	—	2.5	—
Business restructuring	—	—	—	0.1
Costs related to purchase of 8.75% senior subordinated notes	—	—	—	2.3
Other non-cash or non-recurring items	—	—	0.1	(0.2)
Adjusted EBITDA	$57.3	$66.8	$234.7	$225.1

Polypore International, Inc.

Supplemental Information

Reconciliation of Adjusted Net Income and Adjusted EPS

(unaudited)

(in millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011
Net income	$20.5	$29.5	$39.3	$55.2
Adjustments:
Stock-based compensation	4.2	1.1	8.4	2.1
Foreign currency (gain) loss	(1.7)	(1.0)	(1.0)	0.8
Loss on disposal of property, plant and equipment	0.6	—	0.9	0.2
Costs related to the FTC litigation	0.2	0.3	0.4	0.5
Write-off of loan acquisition costs associated with refinancing of senior credit agreement	2.5	—	2.5	—
Other non-cash or non-recurring items	—	—	0.1	(0.2)
Impact of adjustments on income taxes	(2.4)	(0.5)	(4.4)	(1.3)
Adjusted net income	$23.9	$29.4	$46.2	$57.3

Net income per share - diluted	$0.43	$0.63	$0.83	$1.18
Impact of adjustments on net income per share	0.08	—	0.15	0.04
Adjusted earnings per share - diluted	$0.51	$0.63	$0.98	$1.22

Weighted average shares outstanding - diluted	47,207,680	47,067,552	47,211,282	46,951,121

Polypore International, Inc.

Supplemental Information

Reconciliation of Segment Operating Income to Income Before Income Taxes

(unaudited, in millions)

	Three Months Ended		Six Months Ended
	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011
Operating income:
Electronics and EDVs	$14.5	$23.8	$31.3	$42.2
Transportation and industrial	21.7	26.9	41.7	52.6
Energy storage	36.2	50.7	73.0	94.8
Separations media	13.0	15.5	26.8	31.9
Corporate and other	(6.0)	(11.8)	(14.7)	(22.2)
Segment operating income	43.2	54.4	85.1	104.5
Stock-based compensation	4.2	1.1	8.4	2.1
Non-recurring and other costs	0.8	0.3	1.4	0.5
Total operating income	38.2	53.0	75.3	101.9
Reconciling items:
Interest expense, net	8.2	8.5	17.0	17.4
Foreign currency and other	(1.9)	(0.9)	(1.5)	0.6
Write-off of loan acquisition costs associated with refinancing of senior credit agreement	2.5	—	2.5	—
Income before income taxes	$29.4	$45.4	$57.3	$83.9